ACTIVE/105327090.2 November 4, 2020 Scott M. Plesha 2608 Ion Avenue Sullivan's Island, SC 29482 Re: First Amendment to Promotion Letter Dear Scott: As we have discussed, this First Amendment to Promotion Letter (the “Amendment”) confirms the agreement between you and BioDelivery Sciences International, Inc. (“BDSI” or the “Company”) to amend that certain letter agreement regarding employment between you and BDSI dated December 20, 2017 (the “Promotion Letter”). This Amendment shall be effective on November 4, 2020 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Promotion Letter. For good and valuable consideration, the receipt of which is hereby acknowledged, you and BDSI hereby agree as follows: 1. The term “Company” in the Promotion Letter shall mean BioDelivery Sciences International, Inc. 2. The paragraph starting with “BDSI may terminate your employment without cause at any time” and the two paragraphs that immediately follow it are amended and restated in their entirety as follows: “Your employment with BDSI will be “at will.” BDSI may terminate your employment with or without cause at any time. You agree to give BDSI 30 days’ notice of any resignation other than for Good Reason (as defined below). If BDSI terminates your employment other than for “Cause” (as defined below), or your employment is terminated as a result of your death or permanent disability, or by you for “Good Reason”, then provided you (and/or your beneficiaries) enter into a release agreement in a form provided by the Company at the time of such termination (a “Release”) and the Release becomes effective within 60 days after the date of termination (or such shorter period as set forth in the Release), BDSI will pay you a one-time cash severance payment equal to 100% of your annual base salary plus the pro-rata share of your annual bonus target for the year in which the date of termination occurs (the “Severance Payment”), and, if the date of termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, BDSI will pay you the bonus amount that you otherwise would have earned if you remained employed on the date of payment, as determined in the sole discretion of BDSI (the “Prior Year Bonus”). The Severance Payment will be paid within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment to the extent it

ACTIVE/105327090.2 qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period. If applicable, the Prior Year Bonus shall be paid to you at the time that the Company’s other executives receive their annual bonuses, which shall be no later than March 15 of the calendar year in which the date of termination occurs. As used herein, the term “Cause” means (i) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow the direction of your direct report, BDSI’s Chief Executive Officer or BDSI’s Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSI’s business reputation or (ii) the performance of your duties for BDSI that includes meeting your performance objectives. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you. As used herein, the term “Good Reason” means the occurrence of any of the following in each case during your employment without your consent: (i) a reduction in your annual base salary; (ii) a reduction in your annual target bonus opportunity; (iii) a relocation of your principal place of employment by more than thirty-five (35) miles; (iv) any material breach by the Company of any material provision of this agreement or of any other agreement between the Company and you, including any representation, warranties or covenants set forth herein; (v) the Company’s failure to obtain an agreement from any successor to the Company following a Change of Control to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (vi) a material, adverse change in your authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law). You shall not terminate your employment for Good Reason unless you have first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date you learn of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances and has failed to cure such circumstances. If you do not terminate your employment for Good Reason within ninety (90) days after the date you learn of the first occurrence of the applicable grounds, then you will be deemed to

ACTIVE/105327090.2 have waived your right to terminate for Good Reason with respect to such grounds. In addition, if your employment with BDSI is terminated by BDSI or its successor without Cause or by you for Good Reason, in either case within twelve (12) months following the occurrence of a “Change of Control” (as defined below) (a “CIC Severance Triggering Event”), then, in lieu of the Severance Payment: (i) you will be entitled to a (A) one-time cash severance payment equal to 100% of your then current annual base salary plus (B) a one-time cash payment of 100% of your annual bonus target (the “CIC Severance Payment”); (ii) if the date of termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, you will be entitled to the Prior Year Bonus; (iii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSI’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor; and (iv) all unvested options or other equity securities to acquire shares of BDSI common stock granted to you under BDSI’s 2011 and 2019 Equity Incentive Plans or any similar plan (as applicable, the “Plan”) shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan (collectively the “Change in Control Benefits”). Following BDSI or its successor’s compliance with clauses (i), (ii), (iii) and (iv) above, BDSI or its successor shall have no further obligations to you following termination. In addition, as a condition to the Change in Control Benefits you must enter into a Release and the Release must become effective within 60 days after the date of termination (or such shorter period as set forth in the Release). The CIC Severance Payment will be paid within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period. If applicable, the Prior Year Bonus shall be paid to you at the time that the Company’s or its successor’s other executives receive their annual bonuses, which shall be no later than March 15 of the calendar year in which the date of termination occurs. All such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.” 3. The following new paragraphs shall be inserted directly above “You agree that your existing two-year non-competition and non-solicitation agreements with BDSI shall remain in effect”: “All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities,

ACTIVE/105327090.2 and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this agreement shall be provided by the Company or incurred by you during the time periods set forth in this agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in- kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Anything in this agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, calculated in a manner consistent with

ACTIVE/105327090.2 Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this paragraph, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this paragraph shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.” 4. All other provisions of the Promotion Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Promotion Letter except to the extent specifically provided for herein. For the avoidance of doubt, the non-competition and non-solicitation agreements between you and BDSI remains in full force and effect. 5. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflict of law principles.

ACTIVE/105327090.2 6. This Amendment may be signed in two counterparts, each of which may be delivered by facsimile or other electronic transmission and each of which shall be deemed an original and both of which shall together constitute one agreement. [Signature page follows]

ACTIVE/105327090.2 We look forward to continuing to work with you at BDSI. To accept the terms of this Amendment, please sign and return it to me at your earliest convenience. Regards, _____________________________ Name: Jeffrey A. Bailey Title: Chief Executive Officer First Amendment to Promotion Letter accepted and agreed as of the date set forth below: _____________________________ Scott M. Plesha Date: November 4, 2020 DocuSign Envelope ID: 6FF3F2BE-9FCC-450D-837C-1C6996F57434

ACTIVE/105327090.2 We look forward to continuing to work with you at BDSI. To accept the terms of this Amendment, please sign and return it to me at your earliest convenience. Regards, _____________________________ Name: Jeffrey A. Bailey Title: Chief Executive Officer First Amendment to Promotion Letter accepted and agreed as of the date set forth below: _____________________________ Scott M. Plesha Date: November 4, 2020 DocuSign Envelope ID: C185623E-8A6A-41BF-A5BD-26D70E31B202